Dated 20 November 2014
HPI HOLDING LIMITED and THE WARRANTORS
WARRANTY DEED with respect to the sale and purchase of PM Guernsey Limited

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref L-227342

Table of Contents
1    Interpretation    1
2    Warranties    5
3    Assignment    5
4    Effect of Closing    6
5    Counterparts    6
6    Third Party Rights    6
7    Notices    6
8    Invalidity    7
9    General Provisions    7
10    Governing Law and Submission to Jurisdiction    8
Schedule 1 Warrantors    12
Schedule 2 Warranties    13
1    Accounts    13
2    Business Since the Locked Box Date    13
3    Share Capital and Constitution of the Company and the Group    14
4    Commercial Agreements    15
5    Assets    16
6    Compliance and Litigation    16
7    Anti-corruption and Sanctions    17
8    Data Protection    18
9    Employees    18
10    Pensions    19

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2

11    Properties    19
12    Environmental    19
13    Intellectual Property    20
14    Data Security    20
15    Information Technology    21
16    Insurance    21
17    Financing    22
18    Tax    22
19    Insolvency    23
Schedule 3 Limitations on Liability    25
1    Time Limitation for Claims    25
2    Minimum Claims    25
3    Maximum Liability    25
4    Contingent Liabilities    26
5    Mitigation of Losses    26
6    Other Compensation    26
7    Remedies    26
8    Fraud    26
9    Other Limitations    26
10    Conduct of Third Party Claims    28
11    Miscellaneous    29
12    Purchaser's awareness    29
Schedule 4 The Company and the Subsidiaries    31

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3

THIS DEED is made on 20 November 2014
BETWEEN:

(1)	HPI Holdings Limited, a company registered in England and Wales under number 06765994, whose registered office is at Dolphin House, New Street, Salisbury, Wiltshire, SP1 2PH (the “Purchaser”); and

(2)	the individuals whose names and addresses are set out in Schedule 1 hereto (together, the “Warrantors” and, each, a “Warrantor”).
Recitals:

(A)	Each of the Warrantors is, at the date of this Deed, the beneficial owner and registered holder of certain of the Shares.

(B)	Each of the Warrantors has agreed to give the warranties set out in this Deed in connection with the sale of the Shares, in each case subject to the limitations and other terms set out herein.
It is agreed:

1	Interpretation

1.1	Words and expressions defined in clause 1 of the Sale and Purchase Agreement shall (unless defined in this Deed) have the same meanings in this Deed.

1.2	In this Deed, unless the context otherwise requires:
“Anti-Corruption Laws” has the meaning given to it in Schedule 2;
“Accounts Date” means 31 December 2013;
“Audited Accounts” means the audited consolidated accounts of the CAP Automotive (Holdings) Limited for the twelve month period ended on the Accounts Date (including the notes and reports thereto);
“Company” means PM Guernsey Limited, a private limited company incorporated in Guernsey with registered number 54995 and whose registered office is at 11 New Street, St Peter Port, Guernsey GY1 3EG;
“Company Pension Scheme” means the CAP Automotive Group Personal Pension scheme administered by Scottish Widows;
“Data Protection Authority” means any body responsible for the enforcement of Data Protection Legislation;
“Data Protection Legislation” means any legislation in force from time to time which implements the European Community’s Directive 95/46/EC,Directive 2002/58/EC or any other legal act of the European Community concerning the protection and processing of personal data;
“Data Room” means the ‘Pacific VDR’ virtual data room made available by Merrill Corporation to the Purchaser setting out the Data Room Information;
“Data Room Information” means the contents of the Data Room made available to the Purchaser as at 17 November 2014;

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Group, to the conduct of the Group’s business, or to any of the Group Systems or any Group Data: (i) the Group’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise); (ii) all applicable laws; (iii) industry standards applicable to the industry in which the Group operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) agreements, contracts, and other arrangements into which a Group Company has entered or by which it is otherwise bound;
“Data Treatment” shall mean the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium);
“Disclosed” means fairly disclosed in or by the Disclosed Information with sufficient detail to identify the nature and scope of the matter disclosed;
“Disclosed Information” means the contents of the Disclosure Letter and the Disclosure Documents;
“Disclosure Documents” means the documents in the Data Room referred to in the specific disclosure schedule to the Disclosure Letter;
“Disclosure Letter” means the letter on or about the date of this Deed from the Warrantors to the Purchaser disclosing certain matters relating to certain of the Warranties;
"Environment" means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms supported by those media;
"Environmental Laws" means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment or to the health and safety of any person;
"Environmental Licences" means any permit, licence, authorisation, approval, consent, registration or exemption required under or in relation to Environmental Law relating to either the use of the Properties or the carrying on of the Group's business;
“Group” means the Company and the Subsidiaries;
“Group Data” shall mean all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Group Systems;
“Group Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Group in the conduct of its business;

“Included Information” has the meaning given to it in Schedule 2;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, petty patents, utility models, supplementary protection certificates, rights in inventions, registered and unregistered design rights, copyright (including copyright in data), semiconductor topography rights, data and database rights, rights in domain names and URLs, rights to sue for passing off, know-how, trade secrets and rights in confidential information, rights in opposition proceedings and all other rights of the same or similar effect or nature as any of the foregoing in any part of the world , whether registered or not, and , where such rights are obtained or enhanced by registration, any registration or extension of such rights and applications and rights to apply for such registrations and extensions;
“Locked Box Accounts” means the consolidated balance sheet of the Group as at the Locked Box Date in the agreed form;
“Omitted Information” has the meaning given to it in Schedule 2;
“Owned IPR” means all Intellectual Property Rights which are owned by any Group Company;
"Properties" means:

(a)	premises known as the office suites on the 2nd Floor West, 4th Floor, Basement Store 4, Basement Store 9 and Basement Store 11 Capitol House, Bond Court Leeds; and

(b)	Unit 3 Echo Business Park, Sheet Road, Ludlow,
and "Property" shall be construed accordingly;
"Relevant Benefits" means any pension (including an annuity) allowance, lump sum, gratuity or other like benefit payable on retirement or death or by virtue of a pension sharing order or provision or in anticipation of retirement, or in connection with past service, after retirement or death for or in respect of any Relevant Person; and
"Relevant Person" means:-
any employee of the Group;
any former employee of the Group; and
any dependant of an employee or a former employee of the Group.
“Sale and Purchase Agreement” means the agreement entered into (or to be entered into) on or about the date of this Deed between, amongst others, the Warrantors and the Purchaser relating to the acquisition by the Purchaser of the Shares;
“Sanctions” means any U.S. sanctions administered by U.S. Treasury Department’s Office of Foreign Assets Control or any equivalent sanctions or measures imposed by the United Nations and/or the European Union and/or Her Majesty’s Treasury;
“Software” means all computer software, including source code, firmware, systems, tools, data, databases and other collections of data, and all information and documentation (including manuals) related to any of the foregoing;
“Subsidiaries” means the subsidiaries and subsidiary undertakings in respect of which the Company is a parent company;

“Tax Return” means any notice, return, registration, computation, report or other document required to be made or filed with any Tax Authority with respect to Tax;
“Warranties” means those warranties contained in Schedule 2;
“Warrantors’ Representative” has the meaning given to it in Clause 7.4;
“Warrantors’ Solicitors” means Addleshaw Goddard LLP; and
“Warranty Claim” means any claim against any or all of the Warrantors under this Deed.

1.3	In this Deed unless the context otherwise requires:
1.3.1    reference to this Deed or any other document in the agreed form includes this Deed or such other document as varied, modified or supplemented in accordance with the terms hereof;
1.3.2    references to recitals, paragraphs, clauses and schedules and sub-divisions of them, unless the context otherwise requires, are references to the Recitals, paragraphs and Clauses of, and Schedules to, this Deed and sub-divisions of them respectively;
1.3.3    references to any enactment includes references to such enactment as re-enacted, amended or extended on or before the date of this Deed and any subordinate legislation made under it on or before the date of this Deed;
1.3.4    references to a “person” include any individual, company, corporation, body corporate, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;
1.3.5    references to the one gender include all genders, and references to the singular include the plural and vice versa;
1.3.6    headings are inserted for convenience only and shall be ignored in construing this Deed;
1.3.7    the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;
1.3.8    the words “company”, “holding company”, “subsidiary” and “subsidiary undertaking” have the meanings given to them by the Companies Act 2006;
1.3.9    references to a “company” shall also be construed to include any other corporation or body corporate wherever and however incorporated or established;
1.3.10    reference to a document being “in the agreed form” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Deed. and
1.3.11    references to time of the day are to London time.

1.4
In interpreting this Deed, should there be any conflict between the provisions of the Sale and Purchase Agreement and this Deed, the provisions of this Deed will take precedence over the conflicting provisions of the Sale and Purchase Agreement.

2	Warranties

2.1	Each Warrantor individually and severally (and therefore not jointly) warrants to the Purchaser in the terms of the Warranties as at the date hereof.

2.2	Each of the Warranties is given subject to:

(a)	any fact, event, circumstance or matter Disclosed; and

(b)	any limitations, exceptions or exclusions expressly provided for in this Deed (including those set out in Schedule 3).

2.3
Unless otherwise specified, where any Warranty refers to the Warrantors’ knowledge, awareness or belief (or similar expression including "so far as the Warrantors are aware"), such Warranty shall be deemed to be made in respect of each Warrantor subject to the knowledge and belief of such Warrantor, which knowledge and belief shall be interpreted to mean only those facts, matters and circumstances of which such Warrantor is actually aware (which, for the avoidance of doubt, shall exclude any implied or constructive awareness) at the date of this Deed, having made due and proper enquiry of the other Warrantors and William Porter, Victoria Idle and Ross Caldwell.

2.4
Each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties.

2.5
Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Deed or any of the Transaction Documents on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever made by or on behalf of any of the Warrantors, other than the Warranties and the other provisions of this Deed and the other Transaction Documents and acknowledges that none of the Warrantors have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

3	Assignment

3.1	None of the parties may assign, grant any security interest over, hold on trust or otherwise transfer any of their rights under this Deed without the prior consent in writing of the other party.

3.2	Notwithstanding Clause 3.1:
3.2.1    the Purchaser may assign (in whole or in part) the benefit of this Deed to any other member of the Purchaser's Group provided that if such assignee ceases to be a member of the Purchaser's Group all benefits relating to this Deed assigned to such assignee shall be deemed automatically re-assigned to the Purchaser immediately before such cessation;
3.2.2    the Purchaser or any member of the Purchaser's Group may charge and/or assign the benefit of this Deed to any bank, financial institution or security agent or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) of any transaction contemplated by this Deed (including any additional facilities and hedging made available in connection with such financing or refinancing) and such benefit as may further be assigned to any other bank, financial institution, security agent or other person by way of security for the borrowings of the Purchaser resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security; and

3.2.3    the Purchaser may assign (in whole or in part) the benefit of this Deed to any insurer providing warranties and indemnities insurance to the Purchaser’s Group in connection with this Deed, provided that the Warrantors shall be under no greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser in this Deed (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser in respect of the relevant fact, matter or circumstance).

3.3
Subject to clauses 3.1 and 3.2, this Deed will be binding upon and enure for the benefit of and be enforceable by the successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

4	Effect of Closing
The terms of this Deed (subject as specifically otherwise provided in this Deed) shall continue in force after and notwithstanding Closing and the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Closing, subject to any limitations, exceptions and exclusions expressly provided for in this Deed including those contained in Schedule 3.

5	Counterparts
This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The parties may enter into this Deed by signing any such counterpart.

6	Third Party Rights
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act. The parties may rescind, vary or terminate this Deed in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

7	Notices

7.1	Any notice or other communication in connection with this Deed (each, a “Notice”) shall be:
7.1.1    in writing; and
7.1.2    delivered by hand, fax, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

7.2	For the purposes of this Clause 7, the authorised address of:
7.2.1    each of the Warrantors shall be as set out in Schedule 1, and will be copied to (i) the Warrantors’ Representative; and (ii) Warrantor’s Solicitors, marked for the urgent attention of Tim Wheldon (such copies not in themselves constituting valid service of such notice on the Warrantors); and
7.2.2    the Purchaser shall be Dolphin House, New Street, Salisbury, Wiltshire, SP1 2PH, marked “Attention: General Counsel” and will be copied to the Purchaser’s Solicitor, marked for the urgent attention of David Arnold (such copies not in themselves constituting valid service of such notice on the Purchaser), or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 7. Notice of any change shall be effective ten Business Days after it is served.

7.3	A Notice shall be effective upon receipt and shall be deemed to have been received:
7.3.1    at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;
7.3.2    at the time of delivery, if delivered by hand or courier; or
7.3.3    at the time of transmission in legible form, if delivered by fax.

7.4
The Warrantors hereby appoint Ian Rendle as their representative (the “Warrantors’ Representative”) who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Warrantors to the Purchaser. The Purchaser shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Warrantors’ Representative. Service of any notice or other communication on the Warrantors’ Representative shall be deemed to constitute valid service thereof on all the Warrantors. The Warrantors may by unanimous decision appoint one or more replacement Warrantors’ Representatives, provided that ten Business Days’ prior written notice of such appointment has been given to the Purchaser. The Warrantors' Representative shall not be liable to any of the Warrantors for any claims whatsoever arising from any act or omission undertaken by him in his capacity as the Warrantors' Representative, save in the case of fraud or wilful default.

8	Invalidity

8.1
If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

8.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 8.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under Clause 8.1, not be affected.

9	General Provisions

9.1
The Purchaser may release or compromise the liability of any of the Warrantors hereunder or grant to any Warrantor time or other indulgence without affecting the liability of any other Warrantor hereunder.

9.2
Any waiver of a breach of any of the terms of this Deed or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Deed.

9.3
Notwithstanding any provision in this Deed to the contrary, any and all obligations of the Warrantors under this Deed are several and each Warrantor shall only be responsible for fulfilling its own obligations hereunder and shall not be liable or responsible for the failure of any party to fulfil its respective obligations.

9.4
Except as otherwise expressly provided in this Deed or expressly agreed by the parties in writing, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Deed and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Deed are cumulative and are not exclusive of any rights or remedies provided by law.

9.5	This Deed may be varied only by a document signed by the Purchaser and by the Warrantors’ Representative on behalf of the Warrantors.

10	Governing Law and Submission to Jurisdiction

10.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

10.2
Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts.

10.3
Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Deed or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with Clause 7.

IN WITNESS whereof this Deed has been executed and delivered as a deed on the date first above written.

The Purchaser

EXECUTED as a DEED by HPI HOLDING LIMITED acting by:	/s/ Jason Brady /s/ Renato Giger

Name
Address
Occupation

The Warrantors

EXECUTED as a DEED by Ajay Kumar Handa as a Warrantor	/s/ Ajay Kumar Handa
/s/ Witness Name Address Occupation
/s/ Ajay Kumar Handa, as attorney
EXECUTED as a DEED by Adrian Ingram Rushmore as a Warrantor
/s/ Witness Name Address Occupation

EXECUTED as a DEED by Andrew Fellows as a Warrantor	/s/ Ajay Kumar Handa, as attorney
/s/ Witness Name Address Occupation

EXECUTED as a DEED by Ian Leslie Rendle as a Warrantor	/s/ Ian Rendle
/s/ Witness Name Address Occupation

EXECUTED as a DEED by Keith John Darby as a Warrantor	/s/ Ajay Kumar Handa, as attorney
/s/ Witness Name Address Occupation

EXECUTED as a DEED by Matthew Vincent Thompson as a Warrantor	/s/ Ajay Kumar Handa, as attorney
/s/ Witness Name Address Occupation

Schedule 1
Warrantors

(1) Name	(2) Address
Ajay Kumar Handa	[Address set forth therein]
Adrian Ingram Rushmore	[Address set forth therein]
Andrew Fellows	[Address set forth therein]
Ian Leslie Rendle	[Address set forth therein]
Keith John Darby	[Address set forth therein]
Matthew Vincent Thompson	[Address set forth therein]

Schedule 2
Warranties
Except where the context otherwise requires, the Warranties shall apply not only to the Company but also to each of the Subsidiaries as if they had been expressly repeated with respect to each such Subsidiary, naming each one of them in place of the Company throughout.

1	Accounts

1.5	The Audited Accounts
The Audited Accounts have been prepared:
1.5.1    in accordance with applicable law and with the accounting principles, standards and practices generally accepted at the Accounts Date in the United Kingdom; and
1.5.2    subject to sub-paragraph (1.1.1), on a basis consistent with that adopted in preparing the audited accounts of CAP Automotive (Holdings) Limited for the previous two financial years, so as to give a true and fair view of the assets, liabilities and state of affairs of CAP Automotive (Holdings) Limited and its subsidiaries at the Accounts Date and of the profits or losses for the period concerned and are not affected by any unusual, exceptional or non-recurring items or by any other factors rendering such profits and losses abnormally high or low.
1.5.3    Neither the profits nor the financial position of any Group Company during the two years ending on the date of this Agreement have been affected by any contract or arrangement that was not on arm's length terms and, in particular, no Group Company is, liable under applicable law to transfer or return any asset held by it to another person or to compensate another person in respect of that asset.

1.6	The Locked Box Accounts
The Locked Box Accounts:
1.6.1    other than in respect of Tax (for which see the Warranty at paragraph 18 of this Schedule) do not materially misstate the assets and liabilities of [the Group] as at the Locked Box Date and the profit and cashflows of [the Group] for the period in respect of which they have been prepared; and
1.6.2    have been prepared on bases consistent with those adopted in preparing the management accounts of CAP Automotive (Holdings) Limited.

2	Business Since the Locked Box Date

2.6	Since the Locked Box Date:
2.6.3    the Group has carried on its business in the ordinary and usual course and so as to maintain the same as a going concern and without any material alteration in the nature or scope of such business;
2.6.4    there has been no material adverse change in the financial or trading position of any Group Company and, to the best of the Warrantors' knowledge, information and belief, no circumstance has arisen or is likely to arise that will, or is likely to, give rise to any such change;

2.6.5    no Group Company has offered or agreed to offer price reductions, discounts or allowances on sales of goods or services in a manner which is materially inconsistent with its past practice, nor provided them or agreed to provide them at a cost that may materially affect the profitability of the Group;
2.6.6    no Group Company has acquired or disposed of or agreed to acquire or dispose of any material assets or assumed or incurred or agreed to assume or incur any material liabilities (including contingent liabilities) otherwise than in the ordinary course of its business and then not for an amount of more than £150,000;
2.6.7    no Group Company has entered into, or agreed to enter into, any commitment involving capital expenditure other than in the ordinary course of business;
2.6.8    other than pursuant to the Existing Facilities, intra-group transactions or credit incurred in the normal course of trading, no Group Company has borrowed or lent or agreed to borrow or lend any money and no share or loan capital has been issued or agreed to be issued by a Group Company and no loan or loan capital or share capital of a Group Company has been repaid in whole or part or has become liable to be repaid;
2.6.9    no resolution of a Group Company has been passed, save for those representing the ordinary business of an annual general meeting, and no dividend or other distribution has been declared, made or paid by a Group Company;
2.6.10    each Group Company has paid its creditors within the times agreed with such creditors, and there has been no change in the manner or time of issue of invoices or the collection of debts.

3	Share Capital and Constitution of the Company and the Group

3.4	The information set out in Schedule 4 (The Company and the Subsidiaries) is true, accurate and not misleading in all respects.

3.5	The Shares listed in Schedule 1 to the Sale and Purchase Agreement comprise all the debt and equity securities in issue in the capital of the Company.

3.6
Save in each case for any Encumbrances which are to be discharged on or prior to Closing, there is no option, right of pre-emption, right or obligation to acquire, redeem or convert or Encumbrance on, over or affecting the share capital (whether issued or unissued and whether or not authorised capital) of any Group Company and neither the Warrantors nor any Group Company has agreed to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

3.7	No Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

3.8
Save in each case for any Encumbrances which are to be discharged on or prior to Closing, the Company directly or indirectly owns free from Encumbrances the whole of the issued share capital of the Subsidiaries.

3.9
The Company validly exists under the laws of the country in which it is incorporated and has all requisite corporate powers and authority to own property and carry on its business as presently conducted.

3.10	The Company is not the holder or beneficial owner of any shares or securities of any other person (other than the Subsidiaries) and has not agreed to acquire any such shares or securities.

3.11	No Group Company has issued any security or instrument in the nature of debt or borrowings to any person (other than another Group Company) other than:
3.11.1    the Loan Notes; and
3.11.2    the Existing Facilities;
3.11.3    borrowings in the ordinary and normal course of trading of the Group's business.

4	Commercial Agreements

4.1	The Data Room contains copies of the following contracts (the "Material Contracts"):
4.1.4    all subsisting contracts relating to the acquisition or disposal of any shares, property or other material assets (in excess of £150,000 in respect of each individual contract) between any Group Company and a third party in the last three years;
4.1.5    contracts with the 50 largest customers of the Group for the 12 month period preceding the date of this Deed;
4.1.6    all distribution, agency and marketing agreements or arrangements to which any Group Company is a party which are material to the business of the Group; and
4.1.7    contracts with the 50 largest suppliers to the Group for the 12 month period preceding the date of this Deed.

4.2
There are no material outstanding liabilities or commitments of any Group Company arising from any arrangements for the acquisition or disposal of any shares, property or other assets, other than in the ordinary course of trading by any Group Company.

4.3	No Group Company is in breach of a Material Contract and no notice of termination has been served by any party to a Material Contract in respect of a Material Contract.

4.4	The Material Contracts constitute valid, binding and enforceable obligations of the relevant Group Company.

4.5	No Group Company is a party to or subject to any contract, transaction, obligation, arrangement or understanding that:
4.5.3    is not in the ordinary and usual course of business; or
4.5.4    is not wholly on arm's length terms; or
4.5.5    requires it to pay any commission, finder's fee, royalty or similar.

4.6
Save for contracts which are normal course of business and which have been sent to customers for signature and acceptance, there is no offer, tender or similar outstanding that is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person.

4.7
No Group Company is or has entered into a legally binding agreement to become a member of any joint venture, consortium, partnership or unincorporated association (other than a recognised trade association in relation to which that Group Company has no liability or obligation other than to pay annual subscription or membership fees).

4.8
No Group Company has given a power of attorney or any other authority (express, implied or ostensible) to any person to enter into any contract or commitment or to do anything on its behalf that is still outstanding or effective, other than to appropriate employees.

4.9
Neither entering into, nor compliance with, nor completion of the Sale and Purchase Agreement will, or is likely to result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which any Group Company is a party which is material to the business of the Group.

4.10
Except for any guarantee or warranty implied by law or contained in its standard terms of business, no Group Company has given any guarantee, indemnity or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it, nor accepted any liability or obligation that would apply after the supply of such goods or services.

5	Assets

5.1
All the assets owned or otherwise used by each Group Company in the course of its business, except for current assets acquired since the Accounts Date in the normal course of trading, are included in the Accounts.

5.2
All assets included in the Accounts and all assets acquired by any Group Company or otherwise arising since the Accounts Date (other than any assets disposed of or realised in the normal course of trading):

5.2.3    are legally and beneficially owned by the relevant Group Company;
5.2.4    are, where capable of possession, in the possession or under the control of the relevant Group Company; and
5.2.5    are free from Encumbrances (excepting rights and retention of title arrangements arising by operation of law in the ordinary and usual course of business).

5.3
Where any asset referred to in paragraph 5.1 with a value of more than £50,000 is the subject of any agreement for lease, hire or hire purchase, factoring arrangement, conditional sale or credit agreement, complete and accurate details of such agreements or arrangements are set out in the Data Room, and there has been no default in the performance or observance of any provisions of such agreements or arrangements.

6	Compliance and Litigation

6.1
Each Group Company has conducted its business in all material respects in accordance with all applicable laws and regulations (including all financial conduct and prudential regulation to which the relevant Group Company is subject) and there is no order, decree or judgment of any court or any governmental agency outstanding against any Group Company.

6.2
All necessary licences, registrations, consents, permits and authorisations (public and private) have been obtained by each Group Company to enable it to carry on its business in the places and in the manner in which such business is now carried on and all such material licences, registrations, consents, permits and authorisations are valid and subsisting.

6.3	Save as claimant in proceedings for the collection of debts arising in the ordinary course of its business:
6.3.6    no Group Company is now engaged in any litigation or arbitration proceedings;

6.3.7    to the best of the Warrantors' knowledge, there are no litigation or arbitration proceedings pending or threatened by or against any Group Company;
6.3.8    no injunction has been granted against any Group Company; and
6.3.9    no Group Company has given any undertaking to any court or to any third party arising out of any legal proceedings, in each case, which are material to the business of the Group.

7	Anti-corruption and Sanctions

7.5
No Group Company, and to the best of the Warrantors' knowledge, no director, officer, employee, consultant, agent or other person associated with any Group Company, has engaged at any time in any activity, practice or conduct which would constitute an offence under the OECD Anti-Bribery Convention or similar applicable legislation in England and Wales, including the Bribery Act 2010 (together, the "Anti-Corruption Laws").

7.6
No Group Company, and to the best of the Warrantors' knowledge, no director, officer, employee, consultant, agent or other person associated with a Group Company is currently subject to, or has engaged in any activity or conduct that has resulted or will result in a violation of, any Sanctions.

7.7	No Group Company has been notified of any breach of applicable laws, regulations and guidance relating to Sanctions.

7.8
No Group Company, and to the best of the Warrantors' knowledge, no director, officer, employee, consultant, agent or other person associated with any Group Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Laws or laws and/or regulations relating to Sanctions, and, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

7.9
No Group Company has been excluded from participation in a public contract as a result of being convicted of bribery or corruption, including (without limitation) any exclusion under section 23 of the Public Contracts Regulations 2006 (SI 2006/5) or section 26 of the Utilities Contracts Regulations 2006 (SI 2006/6).

7.10	To the best of the Warrantors' knowledge:

7.10.1	no Group Company's assets include any criminal property (as defined in section 340(3) of the Proceeds of Crime Act 2002, but disregarding paragraph (b) of that section); and

7.10.2	no Group Company, nor any of their respective directors or officers, have committed any offence pursuant to Part 7 of the Proceeds of Crime Act 2002.

7.11	Complete and accurate details of the anti-bribery policies and procedures adopted by the Group are set out in or attached to the Disclosure Letter.

8	Data Protection

8.3	Each Group Company has complied in all material respects with all applicable requirements (including notification requirements) of the Data Protection Legislation.

8.4
No notice alleging non-compliance with Data Protection Legislation (including any enforcement notice, deregistration notice or transfer prohibition notice) has been received by any Group Company from any Data Protection Authority.

8.5
No Group Company is or has been the subject of any complaint, investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Data Protection Legislation, and, no such complaint, investigation, inquiry or proceedings have been threatened or are pending and, to the best of the Warrantors' knowledge, there are no circumstances likely to give rise to any such complaint, investigation, inquiry or proceedings.

9	Employees

9.6
The Data Room contains a correct and up to date schedule of (i) all of the employees and workers employed or engaged by the Group and (ii) the material terms and conditions of of such persons, as at the date on which is was uploaded to the Data Room.

9.7
Save for increases in the normal course of business, the basis of the remuneration payable to any persons employed or engaged by the Group at the date hereof whether under a contract of service, a contract for services or otherwise is the same as that in force at the Locked Box Date, and the Company is under no legal obligation to modify the terms and conditions of, increase the rates of remuneration of, or make any bonus or incentive or other similar payment to, any of such persons at any future date.

9.8
There are no amounts owing to any employee or worker from the Group (whether in accordance with UK or European law) other than remuneration accrued in the month prior to the Closing Date, holiday pay for the current holiday year or reimbursement of business expenses.

9.9	Copies of the employment contracts of all of the Warrantors are contained in the Disclosure Documents.

9.10
None of the employees or workers of the Group are members of any trade union, all works councils or employee representative bodies which by law or any collective bargaining agreement have the right to be informed and consulted on matters which affect the employees of the Group.

9.11
There are no terms of employment for the Warrantors which provide that a change in control of the Company (however change in control may be defined in the said document, if at all) shall entitle the said Warrantor to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

9.12
No Group Company is involved in any material dispute or negotiation with any employees or workers (or groups or representatives of the same) and there is nothing likely to give rise to such a dispute or claim.

9.13
To the best of the Warrantors' knowledge, every Employee or Worker of the Group who requires permission to work in the United Kingdom has current and appropriate permission to work in the United Kingdom.

10	Pensions

10.4
Other than the Company Pension Scheme there is not and has not been in operation and no proposal has been announced to enter into or establish or contribute towards any arrangements, agreement, custom or practice (whether enforceable or not) for the Group to make provision for Relevant Benefits to or in respect of any Relevant Person and the Group is not under any obligation, contingent obligation or commitment (whether enforceable or not) to enter into or establish or contribute to any such agreement, arrangement, custom or practice and the Group has not provided or agreed to provide or contribute towards any Relevant Benefits for any Relevant Person on an ex-gratia basis.

10.5
The Group has at all times complied with all applicable legal and administrative requirements or obligations in respect of the provision of Relevant Benefits and as far as the Warrantors are aware, the Company Pension Scheme has been administered materially in accordance with all applicable legal and administrative requirements and in compliance with the governing documents of the Company Pension Scheme.

11	Properties

11.1	The Properties comprise all of the premises and land owned, occupied or otherwise used in connection with the business of the Group and they are the legal and beneficial owner of such Properties.

11.2
To the best of the Warrantors' knowledge, no Group Company has any actual or contingent material liability in respect of previously-owned or previously-occupied land or buildings, any continuing liability in respect of any other property formerly owned or occupied by Group Company either as an original contracting party or by virtue of any direct covenant or Authorised Guarantee Agreement (as defined by section 16 of the Landlord and Tenant (Covenants) Act 1995) having been given on a sale or assignment to the Company or as a surety for the obligations of any other person in relation to that property.

11.3
All licences, consents and approvals required from the landlords and any superior landlords under any lease of the Properties and from their respective mortgagees (if any) have been obtained and the covenants contained in those licences, consents and approvals have been duly performed and observed.

11.4	In respect of each Property, the Company has paid the rents and observed and performed the covenants on the part of tenant and the conditions contained in any leases under which such Property is held.

12	Environmental

12.1
There is and has been in relation to the Group's business no actual pending or threatened civil criminal or administrative action communication notice or order relating to the presence in or discharge emission or migration to or from the Properties of any Hazardous Substance or any failure to comply with any Environmental Laws and the Warrantors are unaware of any circumstance which may lead to any event referred to in this clause.

12.2
The Group has obtained all requisite Environmental Licences to enable it to carry on its business. Those Environmental Licences are in full force and effect to enable the Group to carry on the same and the Group is compliant in all material respects with the terms and conditions of such Environmental Licences. There are no conditions, facts or circumstances which could result in any Environmental Licence being revoked, suspended, amended, varied, withdrawn or not renewed.

12.3
All environmental audits and other assessments reviews and reports conducted by or on behalf of the Group or the Warrantors or which are in the possession of the Group or the Warrantors in relation to any Properties or any of the activities of the Group are contained in the Data Room and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading.

13	Intellectual Property

13.1
The Data Room contains complete and accurate details of: (i) all Owned IPR that is registered or the subject of applications for registration; and (ii) all material unregistered Owned IPR, and a Group Company is the sole legal and beneficial owner of the Owned IPR free from all Encumbrances.

13.2	The Group owns, or has a licence to use, all Intellectual Property Rights necessary for the Group to carry on its business in the manner and to the extent in which it is presently conducted.

13.3
All renewal, application and other official registry fees have been paid in full and steps required for the maintenance, protection and enforcement of the Owned IPR that is registered or the subject of applications for registration have been taken, and nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation of a registration or application of any such Owned IPR.

13.4	All confidential business information of the Group is properly and adequately documented to enable the Purchaser to acquire and retain its full benefit.

13.5	No Group Company has granted, nor is obliged to grant any licence, consent, undertaking, Encumbrance or other right in respect of any Intellectual Property Rights that it owns or licenses.

13.6	To the best of the Warrantors' knowledge, no Group Company is infringing or making unauthorised use of, or has infringed or made unauthorised use of, the Intellectual Property Rights of a third party.

13.7	To the best of the Warrantors' knowledge, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, the Owned IPR.

13.8
All material licences granted to or by any Group Company in respect of Intellectual Property Rights which are either owned by a Group Company or used in relation to the business of the Group are disclosed in the Data Room, and no Group Company or, to the best of the Warrantors' knowledge, relevant third party is in breach of any such licence.

14	Data Security

14.1
Each Group Company has implemented, is in compliance with, and has been in compliance with, such Data Security Requirements as are necessary to ensure the integrity and security of, and to prevent the unauthorised access to or use of, any of the Group Systems, transactions executed thereby, and of all Group Data.

14.2
No notices have been received by, and no claims, charges or complaints have been made against, the Group by any governmental authority or other person alleging a violation of any Data Security Requirements.

14.3	To the best of the Warrantors' knowledge, there have not been any actual or alleged incidents of data security breaches, unauthorised access or use of any of the Group Systems, or unauthorised acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Group Data.

15	Information Technology

15.1
The Group owns, or has a licence to use, all Group Systems necessary for the Group to carry on its business in the manner and to the extent in which it is presently conducted, and all such Group Systems shall be owned or available for use by the Group immediately after Closing on terms and conditions identical to those under which the Group owned or used such Group Systems immediately before Closing.

15.2	All Group Systems are in good working order and function materially in accordance with the specifications applicable to them.

15.3
The Group has taken all steps deemed necessary by it to ensure that the business can continue in all material respects in the event of a failure of the Group Systems and has up to date disaster recovery plans.

15.4
In the three year period prior to Closing, there have been no bugs in or failures of the Group Systems that have: (i) caused the material interruption in or use of such Group Systems; (ii) resulted in the loss or corruption of customer data; or (iii) caused any Group Company to breach service level agreements or warranties with customers.

15.5
Each Group Company is compliant in all respects with the terms of all licences in respect of any third party Software, including open source Software, used in the business of the Group, and all software licences are disclosed in the Data Room.

15.6
None of the Software owned or developed by the Group is used, distributed, licensed or hosted in such a way as to subject such Software to the GNU general public licence (GPL), limited general public licence (LGPL) or other licence that would require such Software to be: (i) disclosed in source code form; (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

16	Insurance

16.1	Complete and accurate details of the insurance policies in respect of which any Group Company has an interest are contained in the Data Room.

16.2	In respect of the insurance policies referred to in paragraph 16.1:

16.3	all policies are in full force and effect;

16.4
all premiums and any related insurance premium taxes have been duly paid to date, the premiums payable are not in excess of normal rates and no circumstances exist which are likely to give rise to any increase in premiums; and

16.5	no circumstances have arisen that would render any of the policies void, voidable or unenforceable for illegality or otherwise.

16.6	Details of all insurance claims made during the past three years are contained in the Disclosure Letter.

16.7	No insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

17	Financing

17.1	The Company has not discounted or factored its debts or entered into any off-balance sheet financing arrangements.

17.2	The Company does not own the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

17.3
Other than in respect of the Existing Facilities or in the ordinary course of trading, the Group has not created or agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment or agreement for the postponement or subordination of debt.

18	Tax

18.1
The Locked Box Accounts include proper and sufficient provision or reserve (as appropriate) for Tax liable to be assessed on the Group or for which a Group Company is accountable in respect of profits earned, accrued or received on or before the Locked Box Date, and in respect of any event occurring or deemed to have occurred on or before the Locked Box Date. Proper and sufficient provision has been made and shown in the Locked Box Accounts for deferred Tax.

18.2	Each Group Company has timely and correctly submitted all claims for reliefs and disclaimers relating to Tax which are reflected in or have been assumed for the purposes of the Locked Box Accounts.

18.3
All payments which have fallen due for payment by or on behalf of each Group Company with respect to Tax before the date of hereof have been duly and timely made, and no Tax Authority is asserting any claim against any Group Company or any other person with respect to any such payment.

18.4
All Tax Returns that are or have been required by applicable law to be filed on or before the date hereof by each Group Company have been timely filed within the requisite period and on a proper basis and such Tax Returns were (when filed) true and correct in all material respects and none of them is, the subject of any dispute with or investigation by any Tax Authority.

18.5
All such withholdings and deductions relating to Tax as are required by applicable law to be made by each Group Company (including, for the avoidance of doubt, all amounts in respect of Tax which each Group Company is required to deduct and account for with respect to its lenders, officers, employees, consultants or contractors) on or before the date hereof have in all material respects been made properly and in a timely manner and have been duly accounted for and delivered to the relevant authorities.

18.6	None of the assets which are owned by any Group Company are the subject of any charge, power of sale or mortgage in favour of any Tax Authority.

18.7
No Group Company is or has been, during the three year period prior to the date hereof, subject to any non-routine audit, investigation, discovery, dispute or litigation involving any Tax Authority nor are there any circumstances in existence which could reasonably be expected to result in any such investigation, dispute or litigation.

18.8
The amount of Tax chargeable on each Group Company during the three year period prior to the date hereof has not depended to any material extent on any unpublished or informal concessions, agreements or other informal arrangements with any Tax Authority.

18.9
Each Group Company is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated, and no Group Company has or has ever had asserted against it by any Tax Authority any liability to Tax in any other jurisdiction by virtue of having or trading through a permanent establishment, branch or agency in such other jurisdiction.

18.10
Each Group Company has kept and maintained complete and accurate records, invoices and other information in relation to Tax as enable the tax liabilities of each Group Company to be calculated accurately in all material respects.

18.11
No Group Company has, during the three year period prior to the date hereof, paid or had demanded from it any Tax to which it is liable in a representative capacity or which is not its primary liability and there are no circumstances in existence which could reasonably be expected to result in any such secondary liability arising.

18.12
Neither the execution nor completion of this agreement will result in any Group Company becoming liable to any Tax, losing the benefit of any relief from Tax or suffering any clawback or disallowance with respect to any previously applicable relief or exemption for any Tax purpose, in each case by reference to any prior transaction entered into by that Group Company with any person with which it formed a group or was otherwise related to or connected with for any relevant Tax purpose.

18.13
Each Group Company is, where applicable, duly registered and is a taxable person for the purposes of VAT and each Group Company and any other company which has been treated as a member of the same group of companies as a Group Company for the purposes of VAT has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such value added tax or equivalent (including as regards the maintenance of correct and up-to-date records and the terms of any written agreement reached with any appropriate Tax Authority).

18.14
All material documents to which each Group Company is a party which establish or are necessary to establish the title of that Group Company to any asset, or to enforce any rights and which attract (or would at the time have attracted) stamp duty, stamp duty land tax or any other applicable stamp, transfer, registration or documentary taxes (other than those documents which have ceased to have any legal effect) have been properly stamped.

19	Insolvency

19.1	The Company is not insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts, including its future and prospective debts.

19.2
The Company has not proposed any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

19.3
Neither the Company nor any director or creditor of the Company has presented any petition, application or other proceedings for any administration order, creditors' voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director or creditor or by the company itself, nor has any such order or relief been granted or appointment made.

19.4
No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Company or whereby the assets of the Company are to be distributed to creditors or shareholders or other contributories of the Company.

19.5
No receiver (including administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or similar official has been appointed in respect of the whole or any part of the business or assets of the Company nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

19.6	No creditor of the Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company or is likely to do so in the immediate future.

Schedule 3
Limitations on Liability

1	Time Limitation for Claims

1.7
No Warrantor shall be liable in respect of any Warranty Claim, and any such Warranty Claim shall be wholly barred and unenforceable, unless the Purchaser has given to the Warrantors written notice of such Warranty Claim specifying (in reasonable detail) the matter(s) which gives rise to the Warranty Claim, the nature of the claim and (if practicable) the amount claimed in respect thereof as soon as reasonably practicable after the Purchaser becomes aware of the Warranty Claim and in any event by not later than 5.00 pm on the date falling:

1.7.11    in respect of any Warranty Claim pursuant to paragraph 18 (Tax) of Schedule 2, 18 months after the date of this Deed; and
1.7.12    in respect of any other Warranty Claim, 12 months after the date of this Deed.

1.8
Any Warranty Claim notified pursuant to paragraph 1.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn, unless legal proceedings in respect of the relevant Warranty Claim (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence within six months of the relevant time limit specified in Paragraph 1.1 above (or, in the case of a contingent liability, six months after the contingent liability (written notice of which has been provided to the Warrantors in the time limits required to serve notice of any Warranty Claim) becomes an actual liability).

2	Minimum Claims

2.7
The Warrantors shall not be liable in respect of any individual claim (or a series of claims arising from substantially identical facts, matters or circumstances) where the liability agreed or determined (disregarding the provisions of this paragraph 2) in respect of any such claim or series of claims does not exceed £25,000.

2.8
The Warrantors shall not be liable in respect of any claim unless and until the aggregate amount that would otherwise be recoverable from the Warrantors in respect of all claims (but for this paragraph and after giving due effect to paragraph 2.1 above in relation to any individual claim) exceeds £325,000.

2.9
Where the aggregate amount claimed in respect of any such claim or series of claims exceeds £325,000 the relevant Warrantors shall be liable for the full amount of such claim or series of claims and not simply the excess.

3	Maximum Liability

3.12
The liability of each Warrantor in respect of any Warranty Claim will not exceed the proportion of the liability under the Warranty Claim which is equal to that percentage that each Warrantor’s holding of Ordinary Shares in the Company represents all of the Ordinary Shares held by the Warrantors, subject always to the maximum limit on liability of that Warrantor set out in paragraph 3.2 below, whichever is the lesser.

3.13
The aggregate liability of each Warrantor in respect of all Warranty Claims shall not exceed an amount equal to 20% of the aggregate of the Management Cash Consideration and the Management Deferred Consideration actually received by each Warrantor net of Tax.

3.14
Notwithstanding the foregoing, the maximum aggregate liability of each Warrantor in respect of all Seller Claim(s) (other than, subject to Clause 5.4 of the Sale and Purchase Agreement, any Seller Claim in respect of Leakage) shall not exceed an amount equal to the Consideration (net of Tax) actually received in cash by such Seller at the relevant time.

4	Warrantor's Knowledge

4.11
No Warrantor shall be liable in respect of any Warranty Claim unless, and then to the extent only that, at the date of this Deed he had actual knowledge of the facts, matters, circumstances or events giving rise to the Warranty Claim. For such purposes actual knowledge shall be interpreted to include only those facts, matters and circumstances of which each Warrantor is actually aware (which, for the avoidance of doubt, shall exclude any implied or constructive awareness) at the date of this Deed, having made due and proper enquiry of the other Warrantors and William Porter, Victoria Idle and Ross Caldwell. For the avoidance of doubt, the parties acknowledge that to the extent that this paragraph 4 is sought to be relied upon as a defence to any Warranty Claim, the burden of proof shall reside with the Purchaser.

5	Contingent Liabilities
The Warrantors shall not be liable in respect of any Warranty Claim liability which is contingent or is not otherwise capable of being quantified unless and until such contingent liability becomes an actual liability and is due and payable or (as the case may be) such liability becomes capable of being quantified but this Clause shall not operate to avoid a claim made in respect of a contingent liability within the time limit specified in, and specifying the matters set out in, paragraph 1.1.

6	Mitigation of Losses
Nothing in this Deed shall relieve or abrogate the Purchaser of any common law or other duty to mitigate any loss or damage in respect of a Warranty Claim.

7	Other Compensation

7.12	No Warrantor shall be liable in respect of any Warranty Claim to the extent that:
7.12.1    the loss or damage giving rise to the Warranty Claim is recovered by the Purchaser’s Group (i) under the acquisition agreements for the acquisition of Derwent Holding Company Limited (contained at 6.16.3 of the Data Room) (and the Purchaser acknowledges that it shall be required to bring any such claim first under such agreement before seeking to recover from any Warrantor) or (ii) from any third party or under any policy of insurance or would have been so recoverable but for the Purchaser’s Group failing to maintain insurance substantially in the form held by any Group Company as at the date of Closing; or
7.12.2    the fact, matter, event or circumstance giving rise to such Warranty Claim is remediable and is remedied (at no cost to the Purchaser’s Group or the Group) within 60 Business Days of the date on which written notice of such Warranty Claim is served on the Warrantors; or
7.12.3    there are any corresponding savings by or net quantifiable financial benefit to any member of the Purchaser’s Group arising from losses or the facts giving rise to such losses (for example where the amount (if any) by which any Tax for which any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

8	Remedies
The sole remedy of the Purchaser for any breach of the Warranties will be an action for damages for breach of this Deed.

9	Fraud
None of the limitations contained in this Schedule 3 shall apply to any Warranty Claim against a Warrantor which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by such Warrantor.

10	Other Limitations
No Warrantors shall be liable in respect of any Warranty Claim to the extent that:

10.6
the Warranty Claim or the events giving rise to the Warranty Claim would not have arisen but for any act, omission or transaction of the Purchaser’s Group after Closing, otherwise than in the ordinary course of business;

10.7	clear and specific provision in respect of the matter giving rise to the Warranty Claim has been made in the Locked Box Accounts;

10.8	the Warranty Claim occurs wholly or partly out of or the amount thereof is increased as a result of:
10.8.1    any change in the accounting principles or practices of the Group (including the length of any accounting period for tax purposes) introduced after Closing; or
10.8.2    any increase in the rates of Tax made after the date if this Deed;
10.8.3    any change in law or regulation or in its interpretation or administration by any court with jurisdiction, by a Tax Authority or by any other fiscal monetary or regulatory authority after the date hereof; or
10.8.4    the liability giving rise to the Warranty Claim occurs or arises or is increased as a result of any act, transaction, arrangement or omission carried out by or at the request of or with the approval of the Purchaser or any member of the Purchaser's Group or their respective directors, employees or agents on or after the date of this Deed otherwise than (i) in the ordinary course of business as carried out at the date of this Deed or (ii) pursuant to a legally binding agreement entered into by any Group Company prior to the date of this Deed; or
10.8.5    the Warranty Claim relates to a claim or liability for Tax which arises as a result of or by reference to actual (and not deemed) profits, income or gains accruing, or any other event occurring, in the ordinary course of business of the relevant Group Company after the Locked Box Date;
10.8.6    the Warranty Claim relates to a claim or liability for Tax which arises as a result of or by reference to income, profits or gains actually earned or received by, or which accrued to, any Group Company on or before the Locked Box Date and not reflected in the Locked Box Accounts; or
10.8.7    to the extent that the Warranty Claim relates to a claim or liability for Tax which would not have arisen or would have been reduced or eliminated but for a failure on the part of any Group Company to make any claim, election, surrender or disclaimer or give any notice or consent or do anything after Closing the making, giving or doing of which was taken into account in computing the provision for Tax in the Locked Box Accounts; or
10.8.8    the Warranty Claim relates to a claim or liability to Tax which arises by virtue of a voluntary disclaimer of or revision of a valid claim for any Tax relief after Closing which has the effect of increasing the Tax Liability of any Group Company; or
10.8.9    the liability giving rise to the Warranty Claim arises or is increased or extended as a result of any change in the accounting reference date of the Purchaser, any member of the Purchaser's Group, or any Group Company made on and/or after Closing; or
10.8.10    the Warranty Claim relates to any interest or penalties to the extent that such interest or penalties are attributable to unreasonable delay by any Purchaser’s Group Company after Closing; or
10.8.11    the liability giving rise to the Warranty Claim arises or is increased or extended as a result of any change in the accounting basis, policy or practice or approach of, or applicable to any Group Company or the Purchaser or any member of the Purchaser's Group, or any change in the way an accounting basis is adapted for Tax purposes, in each case, made on and/or after Closing save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;
10.8.12    the liability giving rise to the Warranty Claim arises or is increased or extended as a result of any cessation of, or any change in the nature or conduct of any business carried on by any Group Company or any increase in capital of any Group Company occurring on and/or after Closing; or
10.8.13    the liability giving rise to the Warranty Claim arises in implementing the terms of this Deed, the Sale and Purchase Agreement or any document or agreement to be entered into pursuant to this Deed or the Sale and Purchase Agreement.

11	Conduct of Third Party Claims

11.5
Paragraph 10 shall apply in circumstances (save for any circumstances in which a Warranty Claim (excluding a Warranty Claim pursuant to paragraph 18 of Schedule 2) which could, in the reasonable opinion of the Purchaser, reasonably result in criminal liability or reputational damage to the Purchaser or any member of the Purchaser’s Group) where:

11.5.1    any claim is made against the Purchaser’s Group which may give rise to a Warranty Claim by the Purchaser against any Warrantor;
11.5.2    the Purchaser’s Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a Warranty Claim against the Warrantors; or
11.5.3    the relevant Warrantors shall have paid to the Purchaser (or, as appropriate, a Purchaser’s Group Company) an amount in respect of a Warranty Claim and subsequent to the making of such payment the Purchaser becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

11.6	The Purchaser shall and shall procure that each relevant member of the Purchaser’s Group shall, prior to taking any action against the relevant Warrantors under the Warranties in the case of paragraphs 11.1.1 and 11.1.2 above save to notify the potential Warranty Claim under paragraph 1 above:
11.6.3    promptly and diligently take all such action as the relevant Warrantors may reasonably request (including the institution of proceedings and the instruction of professional advisers approved by the Warrantors to act on behalf of the Purchaser and/or each relevant member of the Purchaser’s Group) to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser as is referred to in paragraph 11.1.1 or to make such recovery by the Purchaser as is referred to in paragraph 11.1.2 or paragraph 11.1.3, as the case may be, in accordance with the reasonable instructions of the relevant Warrantors to the extent that such action shall be delegated entirely to the relevant Warrantors in each case on the basis that the Warrantors will indemnify the Purchaser and any member of the Purchaser’s Group for all reasonable costs properly incurred as a result of a request by any Warrantor;
11.6.4    not settle or compromise any liability or claim to which such action is referable without the prior written consent of the relevant Warrantors (not to be unreasonably withheld or delayed);

11.7
Notwithstanding paragraph 11.2 above, neither the Purchaser nor any Purchaser’s Group Company shall be required to take any action or refrain from taking any action, if the Purchaser nor any Purchaser’s Group Company concerned, reasonably considers such action or omission would be unduly onerous or materially prejudicial to it or to the Purchaser’s or any Purchaser Group Company’s business.

11.8
In the case of paragraph 11.1.1 and 11.1.2 and in the event that the Purchaser or a member of the Purchaser’s Group recovers any amount from any person pursuant to paragraph 11.2, then the amount of any Warranty Claim in respect of the same loss against the Warrantors shall be reduced by the amount recovered.

11.9
In the case of paragraph 11.1.3 only, promptly repay to the relevant Warrantors an amount equal to the amount so recovered (less reasonable costs incurred in effecting such recovery) or, if lower, the amount paid by the relevant Warrantors to the Purchaser (or, as appropriate, the Purchaser’s Group).

11.10	The Purchaser shall as soon as reasonably practicable:
11.10.1    inform the relevant Warrantors in writing upon it becoming aware of any claim against the Purchaser’s Group which may give rise to a Warranty Claim by the Purchaser against the relevant Warrantors or of any fact or circumstance which gives rise or may give rise to an entitlement to make recovery from some other person as set out in paragraphs 11.1.2 or 11.1.3
11.10.2    thereafter keep the relevant Warrantors reasonably informed of all developments in relation thereto; and
11.10.3    provide all such information and documentation (no matter how it is recorded or stored) as the relevant Warrantors shall reasonably request in connection therewith.

12	Miscellaneous

12.4	Any payment to the Purchaser, the Purchaser’s Group or the Company or any of the Group Companies under the Warranties shall be deemed to be a reduction of the total Consideration

(as defined in the Sale and Purchase Agreement) received by the relevant Warrantor who has made such payment.

12.5
Payment of any amount pursuant to a Warranty Claim shall pro tanto satisfy and discharge any other Warranty Claim or other claim pursuant to the Sale and Purchase Agreement against the Warrantors which is capable of being made in respect of the same loss and the Purchaser shall at all times procure that there is no duplication of any Warranty Claim under the Warranties relating to the same loss.

12.6	The sole remedy of the Purchase for any breach of the Warranties will be an action for damages.

13	Purchaser's awareness
The Warrantors shall not be liable for any Warranty Claim if and to the extent the Purchaser is actually aware at the date of this Deed of the facts, matters or circumstances which give rise to such Warranty Claim. For the purposes of this Deed the Purchaser’s awareness shall be deemed to be the actual awareness of Gordon Metz and David Dixon. For the avoidance of doubt, the parties acknowledge that to the extent that this paragraph 13 is sought to be relied upon as a defence to any Warranty Claim brought by the Purchaser, the burden of proof shall reside with the Warrantors.

Schedule 4
The Company and the Subsidiaries

1	UNITED KINGDOM

1.1	CAP Automotive (Holdings) Limited

COMPANY DETAILS
Current Name of Company	CAP Automotive (Holdings) Limited
Type of Company	Private Limited Company
Company Number	8032451
Date and Place of Incorporation	16/04/2012, United Kingdom
Original Name of Incorporation	PM Debtco Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle Martin McCourt Edward Jonathan Tymms Shuckburgh Wiet Austin Stokhuyzen
Company Secretary	None
Number of Shares in Issue (and class of shares)	327,234 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	PM Guernsey Ltd: 327,234 Ordinary Shares

1.2	CAP Midco Limited

COMPANY DETAILS
Current Name of Company	CAP Midco Limited
Type of Company	Private Limited Company
Company Number	8033124
Date and Place of Incorporation	17/04/2012, United Kingdom
Original Name of Incorporation	PM Midco Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	327,234 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	CAP Automotive (Holdings) Ltd: 327,234 Ordinary Shares

1.3	CAP Automotive Limited

COMPANY DETAILS
Current Name of Company	CAP Automotive Limited
Type of Company	Private Limited Company
Company Number	8033745
Date and Place of Incorporation	17/04/2012, United Kingdom
Original Name of Incorporation	PM Bidco Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	327,234 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	CAP Midco Ltd: 327,234 Ordinary Shares

1.4	Derwent Holding Company Limited

COMPANY DETAILS
Current Name of Company	Derwent Holding Company Limited
Type of Company	Private Limited Company
Company Number	4983736
Date and Place of Incorporation	03/12/2003, United Kingdom
Original Name of Incorporation	Derwent Holding Company Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Keith John Darby Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	CAP Automotive Ltd: 100 Ordinary Shares

1.5	Derwent Management Services Limited

COMPANY DETAILS
Current Name of Company	Derwent Management Services Limited
Type of Company	Private Limited Company
Company Number	3206215
Date and Place of Incorporation	31/05/1996, United Kingdom
Original Name of Incorporation	Derwent Management Services Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Keith John Darby Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 100 Ordinary Shares

1.6	Velox Associates Limited

COMPANY DETAILS
Current Name of Company	Velox Associates Limited
Type of Company	Private Limited Company
Company Number	6855579
Date and Place of Incorporation	23/03/2009, United Kingdom
Original Name of Incorporation	Velox Associates Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 100 Ordinary Shares

1.7	Derwent Associates (France) Limited

COMPANY DETAILS
Current Name of Company	Derwent Associates (France) Limited
Type of Company	Private Limited Company
Company Number	6071293
Date and Place of Incorporation	29/01/2007, United Kingdom
Original Name of Incorporation	Derwent Avanti Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 51 Ordinary Shares Bernard Coste Consulting: 49 Ordinary Shares

1.8	Derwent Associates (UK) Limited

COMPANY DETAILS
Current Name of Company	Derwent Associates (UK) Limited
Type of Company	Private Limited Company
Company Number	6071462
Date and Place of Incorporation	29/01/2007, United Kingdom
Original Name of Incorporation	Derwent Associates (Italy) Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 100 Ordinary Shares

1.9	Tangent Business Solutions Limited

COMPANY DETAILS
Current Name of Company	Tangent Business Solutions Limited
Type of Company	Private Limited Company
Company Number	5834167
Date and Place of Incorporation	01/06/2006, United Kingdom
Original Name of Incorporation	Tangent Business Solutions Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Keith John Darby Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	102 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 102 Ordinary Shares

1.10	DMS Iberia Limited

COMPANY DETAILS
Current Name of Company	DMS Iberia Limited
Type of Company	Private Limited Company
Company Number	7913386
Date and Place of Incorporation	17/01/2012, United Kingdom
Original Name of Incorporation	DMS Iberia Limited
Registered Office	Capitol House Bond Court Leeds LS1 5EZ
Names of Directors	Ajay Kumar Handa Ian Leslie Rendle
Company Secretary	None
Number of Shares in Issue (and class of shares)	100 Ordinary Shares of £1
Names of Shareholders (and details of their shareholding)	Derwent Holding Company Ltd: 100 Ordinary Shares

2	GUERNSEY

2.1	PM Guernsey Limited

COMPANY DETAILS
Current Name of Company	PM Guernsey Limited
Type of Company	Non-cellular company limited by shares
Company Number	54995
Date and Place of Incorporation	20/04/2012, Guernsey
Original Name of Incorporation	PM Guernsey Limited
Registered Office	P.O. Box 25 Regency Court Glategny Esplanade St Peter Port Guernsey GY1 3AP
Names of Directors	Ian Rendle Wiet Stokhuyzen Edward Shuckburgh Ajay Handa
Company Secretary	Legis Secretarial Services Limited Guernsey
Number of Shares in Issue (and class of shares)	485,050 A Ordinary Shares of £0.10 10,950 B Ordinary Shares of £1 614,838 A Preference Shares of £0.00002

Names of Shareholders (and details of their shareholding)
PM Group S.à r.l:
440,000 A Ordinary Shares
614,838 A Preference Shares

Ian Rendle:
18,850 A Ordinary Shares
1,150 B Ordinary Shares

Ajay Handa:
6,100 A Ordinary Shares
2,400 B Ordinary Shares

Employee Benefit Trust:
6,100 A Ordinary Shares
2,400 B Ordinary Shares

Alistair Cotton:
3,600 A Ordinary Shares
2,400 B Ordinary Shares

Martin McCourt:
4,900 A Ordinary Shares
2,600 B Ordinary Shares

Matt Thompson:
2,000 A Ordinary Shares

Keith Darby:
2,500 A Ordinary Shares

Andrew Fellows:
1,000 A Ordinary Shares